Exhibit 99.1

First Financial Bancorp Announces Second Quarter 2026 Financial Results, Quarterly Dividend Increase & Acquisition of Finward Bancorp

•	Earnings per diluted share of $0.73; $0.80 on an adjusted(1) basis is highest in Company history
•	Return on average assets of 1.37%; 1.50% on an adjusted(1) basis
•	Net interest margin on FTE basis(1) of 3.98%
•	Loan growth of $240 million, or 7.1% on an annualized basis
•	Net charge-offs 0.20% of total loans
•	ROTCE of 18.0%; 19.7% on adjusted(1) basis
•	Board of Directors approved quarterly dividend increase to $0.26 to be paid in 3Q26
•	Agreement to acquire Finward Bancorp, the holding company for Peoples Bank, in all stock transaction

Cincinnati, Ohio - July 21, 2026. First Financial Bancorp. (Nasdaq: FFBC) (“First Financial” or the “Company”) announced financial results for the three and six months ended June 30, 2026, as well as the pending acquisition of Finward Bancorp ("Finward").

Second Quarter Financial Results

For the three months ended June 30, 2026, the Company reported net income of $76.5 million, or $0.73 per diluted common share. These results compare to net income of $74.4 million, or $0.71 per diluted common share, for the first quarter of 2026. For the six months ended June 30, 2026, First Financial had earnings per diluted share of $1.44 compared to $1.27 for the same period in 2025.

Return on average assets for the second quarter of 2026 was 1.37% while return on average tangible common equity was 17.95%(1). These compare to return on average assets of 1.34% and return on average tangible common equity of 17.78%(1) in the first quarter of 2026.

Second quarter 2026 highlights include:

•	Robust net interest margin of 3.96%, or 3.98% on a fully tax-equivalent basis(1)

◦	1 bp decline from first quarter driven by a 7 bp decline in asset yields, which was partially offset by a 6 bp decrease in funding costs
◦	Decline in loan accretion diluted net interest margin 5 bps; accretion decline primarily related to lower-than-expected prepayment rates on acquired mortgage loans

•	Noninterest income of $73.8 million; $71.9 million on an adjusted(1) basis

◦	Adjustments include a $0.3 million loss on securities and $2.2 million of acquisition-related adjustments
◦	Leasing business income continues strong performance with a 5.3% increase from first quarter to $22.8 million
◦	Other noninterest income increased $3.6 million, or 111.3%, from the linked quarter, due to higher income from bank owned life insurance and limited partnership investments
◦	Foreign exchange income of $13.1 million

•	Noninterest expenses of $161.5 million, or $149.1 million as adjusted(1); 3.7% decrease from linked quarter

◦	Adjustments(1) include $11.6 million of acquisition related expenses and $0.8 million of amortization of tax credit investments and other expenses not expected to recur
◦	Decrease from prior quarter driven by lower compensation costs
◦	Efficiency ratio of 61.2%; 56.8% as adjusted(1)

(1) Non-GAAP measure. For details on the calculation of these non-GAAP financial measures and a reconciliation to the GAAP financial measure, see the sections titled “Use of Non-GAAP Financial Measures” in this release and “Appendix: Non-GAAP to GAAP Reconciliation” in the accompanying slide presentation.

•	Strong loan growth during the quarter

◦	End of period loan balances increased $240 million compared to the linked quarter
◦	Quarterly growth was broad-based, highlighted by C&I, Summit and seasonal growth from Agile

•	Stable deposit balances during the quarter

◦	Total average deposit balances increased $41 million, or 0.9% on an annualized basis
◦	Growth in interest-bearing demand accounts and seasonal influx of public funds offset a decline in time deposits and brokered CDs
◦	Excluding brokered CD, average deposits increased $168.6 million

•	Total Allowance for Credit Losses of $208.2 million; Total quarterly provision expense of $8.2 million

◦	Loans and leases - ACL of $189.9 million
◦	ACL to total loans of 1.38%; increased 2 bps from linked quarter
◦	Unfunded Commitments - ACL of $18.3 million
◦	Annualized net charge-offs were 20 bps of total loans; 15 bp decline from linked quarter
◦	Slight declines in classified and nonperforming assets

•	Capital ratios remain strong

◦	Total capital ratio increased 5 bps to 15.75%
◦	Tier 1 common equity increased 11 bps to 12.33%
◦	Tangible common equity of 8.24%(1); 9.30%(1) excluding impact from AOCI
◦	Tangible book value per share of $16.64(1); 3.0% increase from linked quarter

Additionally, the Board of Directors approved a quarterly dividend of $0.26 per common share for the next regularly scheduled dividend, payable on September 15, 2026 to shareholders of record as of September 1, 2026.

Archie Brown, President and CEO commented on Second Quarter results, “The second quarter was another active quarter as we remained focused on post-integration efforts related to the Westfield acquisition and successfully converted BankFinancial systems. Our second quarter operating results were strong, and we are very pleased with our performance. Adjusted(1) net income for the period was a record $83.9 million or $0.80 per share, with an adjusted(1) return on assets of 1.50% and an adjusted(1) return on tangible common equity of 19.7%. These adjusted(1) earnings per share represented an 8% increase from the second quarter of 2025 and were driven by increases in earning assets from a combination of organic loan growth and our recent acquisitions. Our net interest margin was stable at approximately 4.00% as lower funding costs offset a decline in loan accretion income. Assuming no significant changes in interest rates, we expect our margin to remain stable over the near-term.”

Mr. Brown continued, “Loan growth for the quarter was 7% on an annualized basis, and reflected continued momentum across the portfolio with C&I, Agile and Summit being the primary drivers of our increase in balances. Loan originations increased 23% over the first quarter and advanced stage pipelines remain strong heading into the back half of the year. We expect loan production to remain healthy and contribute to solid growth in the third quarter.”

Mr. Brown commented on fee income and expenses, “Second quarter adjusted(1) fee income was below our expectations. After a very strong first quarter, lower foreign exchange, swap income and investment banking fees led to a decline in total noninterest income compared to the linked quarter. While results in these business lines can vary from quarter to quarter, we anticipate a rebound in the third quarter. Conversely, adjusted(1) noninterest expenses were materially lower than the linked quarter, driven by lower commission expense, payroll taxes and acquisition-related synergies. As of June 30th, virtually all of the expected Westfield cost reductions have been realized, while savings related to the BankFinancial acquisition will gradually phase in over the course of the third quarter with full synergies expected by quarter-end.”

Mr. Brown commented on asset quality and capital, “Asset quality was stable for the quarter with net charge-offs declining by 15 basis points to 0.20% of total loans. Capital levels remain strong with tangible common equity increasing to 8.2% and tangible book value increasing 3% from the linked quarter to $16.64. No shares were repurchased during the quarter as we focused on integrating recent acquisitions and preparing for the acquisition of Finward.”

(1) Non-GAAP measure. For details on the calculation of these non-GAAP financial measures and a reconciliation to the GAAP financial measure, see the sections titled “Use of Non-GAAP Financial Measures” in this release and “Appendix: Non-GAAP to GAAP Reconciliation” in the accompanying slide presentation.

Mr. Brown concluded, “The second quarter was another great quarter for our Company. We achieved record earnings while successfully integrating two bank acquisitions and positioning the Company for continued success in the second half of the year. Regarding the acquisitions, we are most pleased with how our newer associates have assimilated into the Company. They remain deeply committed to serving their clients and communities, and their efforts have been instrumental in strong client retention levels. We are thankful for their dedication, hard work and client-focused approach over the past year. I am very proud of the work our teams have done throughout the integration process, and their efforts position us for success in our newly expanded markets.”

Full detail of the Company’s second quarter 2026 performance is provided in the accompanying financial statements and slide presentation.

Finward Bancorp Acquisition

•	First Financial Bancorp. has agreed to acquire Finward Bancorp, the holding company for Peoples Bank, headquartered in Munster, Indiana
•	Strategically expands First Financial's presence in northwest Indiana and Chicago, with the addition of a low cost core deposit franchise and 24 locations
•	Finward has approximately $2.0 billion in assets, $1.7 billion in deposits, $1.5 billion in loans and $412 million in assets under management
•	Transaction is expected to be approximately 5% accretive to First Financial’s earnings per share

First Financial Bancorp. (Nasdaq: FFBC) and Finward Bancorp (Nasdaq: FNWD) jointly announced today that they have entered into an agreement by which First Financial will acquire Munster-based Finward in an all-stock transaction, further expanding First Financial’s presence in the economically robust Chicagoland market with a strong core deposit franchise including 24 financial centers and a 116 year presence in the Northwest Indiana and Chicago markets. Combined with the 15 retail locations from First Financial’s recent acquisition in the Chicagoland market, the Finward acquisition enhances First Financial’s market presence and increases its pro forma deposits in the Chicago metropolitan statistical area by 75% to over $4 billion.

"The addition of Finward Bancorp and Peoples Bank is expected to strategically expand First Financial’s ability to serve the consumers and businesses of the Chicagoland and Northwest Indiana markets. We are excited to partner with a bank with a similar operating philosophy and strong credit culture,” said Archie Brown, President and Chief Executive Officer of First Financial Bank. “We have built an impressive combination of retail and commercial banking services, wealth management services, and specialty banking solutions, complemented by our client-centered, community-focused business model, that offers an alternative to larger banks. To demonstrate our further commitment to Chicago and Northwest Indiana, First Financial has committed to donate $500,000 to its Foundation for the benefit of local organizations in the communities served by Finward, in addition to the $1 million we donated to the Foundation when we entered the Chicago market with the completed acquisition of BankFinancial Corporation in January 2026.”

Upon completion of the transaction, Finward’s consumer, trust/wealth management and commercial credit lines of business will be incorporated into First Financial’s respective business lines, and Peoples Bank employees will become First Financial associates.

“This partnership represents an exciting next chapter for our organization and the communities we serve,” said Benjamin Bochnowski, Chief Executive Officer of Peoples Bank. “First Financial shares our deep commitment to customers, employees, shareholders, and the communities that have placed their trust in us for more than 100 years. Together, we are accelerating our common strategy to better serve the Chicagoland and Northwest Indiana markets. We are creating a stronger regional banking franchise with expanded capabilities, greater resources, and a sharper focus on delivering exceptional service. We are confident this partnership will create meaningful opportunities for our customers and employees, while preserving the community-centered values that have defined our organization for generations.”

Through this addition, First Financial continues its recent period of growth, including the recent acquisitions of Westfield Bancorp in Northeast Ohio and BankFinancial Corporation in Chicago, and its commercial banking expansion into Chicago, Cleveland and Grand Rapids. First Financial’s Midwestern base includes Chicago, IL; Cincinnati, Dayton, Cleveland and Columbus, OH; Indianapolis, IN; and Louisville, KY. The acquisition of Finward enhances First Financial’s existing Chicagoland footprint that includes its commercial loan production office in Fulton Market; the Agile Premium Finance division in Lincolnshire, IL; and Bannockburn Capital Markets in downtown Chicago. Additionally in the area, First Financial offers retail and business banking solutions in Northwest Indiana and Northeast Illinois.

Transaction Terms

Under the terms of the agreement, each outstanding share of Finward common stock will be converted into the right to receive 1.35 shares of First Financial common stock, valuing the transaction at approximately $208 million, based on First Financial’s closing stock price on July 20, 2026. The transaction is expected to be approximately 5% accretive to First Financial’s earnings per share, and First Financial’s tangible book value per share (“TBV”) at closing is estimated to be only slightly diluted (0.4% dilution) with an anticipated TBV earnback of 0.6 years. The merger agreement has been unanimously approved by the Boards of Directors of First Financial and Finward.

The transaction is expected to close in the fourth quarter of 2026, subject to satisfaction of customary closing conditions, regulatory approvals and approval of Finward’s shareholders.

Transaction Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to First Financial. Stephens Inc. is serving as financial advisor to Finward and rendered a fairness opinion to Finward’s Board of Directors. Squire Patton Boggs, (US) LLP is serving as legal counsel to First Financial. Barack Ferrazzano Kirschbaum & Nagelberg LLP is serving as legal counsel to Finward.

Teleconference / Webcast Information

First Financial’s executive management will host a conference call to discuss the Company’s financial and operating results on Wednesday, July 22, 2026 at 8:30 a.m. Eastern Time. Members of the public who would like to listen to the conference call should dial (833) 461-5787 (U.S. toll free), meeting ID 657340574. The number should be dialed five to ten minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com. The webcast will be archived on the Investor Relations section of the Company’s website for 12 months.

Press Release and Additional Information on Website

This press release as well as supplemental information are available to the public through the Investor Relations section of First Financial's website at www.bankatfirst.com.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and Non-GAAP financial measures where management believes it to be helpful in understanding the Company’s results of operations or financial position. Where Non-GAAP financial measures are used, the comparable GAAP financial measures, as well as a reconciliation to the comparable GAAP financial measure, can be found in the section titled “Appendix: Non-GAAP to GAAP Reconciliation” in the accompanying slide presentation.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, (a) statements regarding First Financial Bancorp's (the "Company" or "First Financial") operations, such as (i) our future operating or financial performance, including revenues, income or loss and earnings per share, (ii) future common stock dividends, (iii) our capital structure, including future capital levels, (iv) our plans, objectives and strategies, and (v) the assumptions that underlie our forward-looking statements; and (b) statements regarding the proposed transaction, such as (i) statements regarding the outlook and expectations of First Financial and Finward Bancorp ("Finward"), respectively, with respect to the proposed transaction, (ii) the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transactions on the combined First Financial’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), (iii) the timing of the closing of the proposed transaction, and (iv) the ability to successfully integrate the combined businesses. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of First Financial or Finward or their respective management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Any reference to forward-looking statements by Finward herein is solely related to the proposed transaction. Such risks, uncertainties and assumptions include, among others, the following:

Risks, uncertainties and assumptions regarding First Financial’s operations

•	economic, market, liquidity, credit, interest rate, operational and technological risks associated with First Financial’s business;
•	future credit quality and performance, including our expectations regarding future loan losses and our allowance for credit losses;
•	the effect of and changes in policies and laws or regulatory agencies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other legislation and regulation relating to the banking industry;
•	management’s ability to effectively execute its business plans;
•	pursuit of mergers and acquisitions, including costs or difficulties related to the acquisition and/or integration of any acquired companies;
•	the possibility that any of the anticipated benefits of First Financial’s prior or contemplated acquisitions will not be realized or will not be realized within the expected time period;
•	the effect of changes in accounting policies and practices;
•	changes in consumer spending, borrowing and saving and changes in unemployment;
•	changes in customers’ performance and creditworthiness;
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	current and future economic and market conditions, including the effects of changes in housing prices, fluctuations in unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, trade and tariff policies, and any slowdown in global economic growth;
•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;
•	the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•	the effect of a fall in stock market prices on our brokerage, asset and wealth management businesses;
•	a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin; and
•	our ability to develop and execute effective business plans and strategies.

Risks, uncertainties and assumptions regarding the proposed transaction

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined First Financial or the expected benefits of the proposed transaction) and the possibility that the proposed transaction does not close when expected or at all because required regulatory approvals, the approval by Finward’s shareholders, or other approvals and the other conditions to closing are not received or satisfied on a timely basis or at all;
•	the outcome of any legal proceedings that may be instituted against First Financial or Finward;
•	the possibility that the anticipated benefits of the proposed transaction, including anticipated synergies and strategic gains, are not realized when expected or at all, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which First Financial and Finward operate;
•	the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected;
•	the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine their fair value and credit marks;
•	the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;
•	the diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions of First Financial’s or Finward’s customers or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;
•	a material adverse change in the financial condition of First Financial or Finward;
•	changes in First Financial’s share price before closing;
•	risks relating to the potential dilutive effect of shares of First Financial’s common stock to be issued in the proposed transaction;
•	general competitive, economic, political and market conditions;
•	the ability to retain key employees, management personnel and other associates of First Financial and Finward following announcement or consummation of the proposed transaction;
•	major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks; and
•	other factors that may affect future results of First Financial or Finward, including, among others, changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates; deposit flows; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board, the Ohio Division of Financial Institutions, the Indiana Department of Financial Institutions, and any other state or federal legislative and regulatory actions and reforms.

These factors are not necessarily all of the factors that could cause First Financial, Finward, or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm the results of First Financial, Finward, or the combined company.

Although each of First Financial and Finward believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of First Financial or Finward (as related to the proposed transaction) will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in each of First Financial’s and Finward’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2025, quarterly reports on Form 10-Q, and other documents subsequently filed by First Financial and Finward with the Securities Exchange Commission (“SEC”). The actual results anticipated for the proposed transaction or First Financial’s operations may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on First Financial, Finward or each of their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. First Financial and Finward urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by First Financial and Finward. Forward-looking statements speak only as of the date they are made, and First Financial and Finward undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

No Offer or Solicitation

This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval with respect to the proposed transaction between First Financial and Finward. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Important Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, First Financial intends to file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of First Financial capital stock to be issued in connection with the proposed transaction. The Registration Statement will include a proxy statement of Finward and a prospectus of First Financial (the “Proxy Statement/Prospectus”), and First Financial and Finward may file with the SEC other relevant documents concerning the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST FINANCIAL, FINWARD AND THE PROPOSED TRANSACTION AND RELATED MATTERS.

A copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about First Financial and Finward, may be obtained, free of charge, at the SEC’s website (www.sec.gov) when they are filed. Copies of documents filed with the SEC by First Financial will be made available free of charge in the "Investor Relations" section of First Financial's website, https://www.bankatfirst.com/about/investor-relations.html. Copies of documents filed with the SEC by Finward will be made available free of charge in the "Investor Relations" section of Finward's website, https://www.investorrelations.ibankpeoples.com. The information on First Financial’s and Finward’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either First Financial makes with the SEC.

Participants in Solicitation

Finward and its directors, executive officers, management and employees may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information concerning Finward’s participants is set forth in the Proxy Statement, dated April 3, 2026, for Finward’s 2026 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the participants in the solicitation of proxies in respect of the proposed transaction and interests of participants of Finward in the solicitation of proxies in respect of the Merger will be included in the Registration Statement and Proxy Statement/Prospectus to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

About First Financial Bancorp.

First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of June 30, 2026, the Company had $22.4 billion in assets, $13.7 billion in loans, $17.6 billion in deposits and $3.0 billion in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its six lines of business: Commercial, Retail Banking, Investment Commercial Real Estate, Mortgage Banking, Commercial Finance and Wealth Management. These business units provide traditional banking services to business and retail clients. Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $4.6 billion in assets under management as of June 30, 2026. The Company operated 151 full service banking centers as of June 30, 2026, located in Ohio, Indiana, Kentucky and Illinois, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. In 2025, First Financial Bank received its second consecutive Outstanding rating from the Federal Reserve for its performance under the Community Reinvestment Act and was recognized as a Gallup Exceptional Workplace Award winner, one of only 70 Gallup clients worldwide to receive this designation. Additional information about the Company, including its products, services and banking locations, is available at www.bankatfirst.com.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 24 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. Finward Bancorp’s common stock is quoted on The NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Contact Information

Investors/Analysts	Media
Jamie Anderson	Tim Condron
Chief Financial Officer	Director of Corporate Communications
(513) 887-5400	(513) 979-5796
InvestorRelations@bankatfirst.com	media@bankatfirst.com

Selected Financial Information

June 30, 2026

(unaudited)

FIRST FINANCIAL BANCORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended,					Six months ended,
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2026	2026	2025	2025	2025	2026	2025
RESULTS OF OPERATIONS
Net income	$76,456	$74,445	$62,393	$71,923	$69,996	$150,901	$121,289
Net earnings per share - basic	$0.74	$0.72	$0.65	$0.76	$0.74	$1.45	$1.28
Net earnings per share - diluted	$0.73	$0.71	$0.64	$0.75	$0.73	$1.44	$1.27
Dividends declared per share	$0.25	$0.25	$0.25	$0.25	$0.24	$0.50	$0.48

KEY FINANCIAL RATIOS
Return on average assets	1.37%	1.34%	1.22%	1.54%	1.52%	1.36%	1.33%
Return on average shareholders' equity	10.39%	10.24%	9.18%	11.08%	11.16%	10.32%	9.83%
Return on average tangible shareholders' equity (1)	17.95%	17.78%	16.27%	19.11%	19.61%	17.87%	17.44%

Net interest margin	3.96%	3.97%	3.96%	3.99%	4.01%	3.96%	3.93%
Net interest margin (fully tax equivalent) (1)(2)	3.98%	3.99%	3.98%	4.02%	4.05%	3.98%	3.96%

Ending shareholders' equity as a percent of ending assets	13.31%	12.91%	13.11%	14.18%	13.73%	13.31%	13.73%
Ending tangible shareholders' equity as a percent of:
Ending tangible assets (1)	8.24%	7.87%	7.79%	8.87%	8.40%	8.24%	8.40%
Risk-weighted assets (1)	10.62%	10.51%	9.76%	10.94%	10.44%	10.62%	10.44%

Average shareholders' equity as a percent of average assets	13.18%	13.12%	13.31%	13.87%	13.66%	13.15%	13.52%
Average tangible shareholders' equity as a percent of average tangible assets (1)	8.08%	8.01%	7.97%	8.54%	8.26%	8.04%	8.10%

Book value per share	$28.46	$28.02	$28.11	$27.48	$26.71	$28.46	$26.71
Tangible book value per share (1)	$16.64	$16.15	$15.74	$16.19	$15.40	$16.64	$15.40

Common equity tier 1 ratio (3)	12.33%	12.22%	11.32%	12.91%	12.57%	12.33%	12.57%
Tier 1 ratio (3)	12.61%	12.50%	11.60%	13.23%	12.89%	12.61%	12.89%
Total capital ratio (3)	15.75%	15.70%	15.46%	15.32%	14.98%	15.75%	14.98%
Leverage ratio (3)	9.66%	9.39%	9.53%	10.50%	10.28%	9.66%	10.28%

AVERAGE BALANCE SHEET ITEMS
Loans (4)	$13,619,039	$14,028,324	$12,812,267	$11,806,065	$11,792,840	$13,822,551	$11,758,972
Investment securities	5,079,730	4,769,261	3,988,846	3,552,014	3,478,921	4,925,353	3,445,443
Interest-bearing deposits with other banks	605,647	596,094	647,347	610,074	542,815	600,897	579,112
Total earning assets	$19,304,416	$19,393,679	$17,448,460	$15,968,153	$15,814,576	$19,348,801	$15,783,527
Total assets	$22,391,439	$22,459,721	$20,256,539	$18,566,188	$18,419,437	$22,425,392	$18,394,161
Noninterest-bearing deposits	$3,811,391	$3,745,002	$3,436,709	$3,124,277	$3,143,081	$3,778,380	$3,117,203
Interest-bearing deposits	13,875,384	13,900,550	12,521,948	11,387,648	11,211,694	13,887,898	11,180,835
Total deposits	$17,686,775	$17,645,552	$15,958,657	$14,511,925	$14,354,775	$17,666,278	$14,298,038
Borrowings	$891,636	$1,012,161	$848,650	$823,346	$910,573	$951,566	$955,704
Shareholders' equity	$2,951,237	$2,947,585	$2,695,581	$2,575,203	$2,515,747	$2,949,421	$2,486,926

CREDIT QUALITY RATIOS
Allowance to ending loans	1.38%	1.36%	1.39%	1.38%	1.34%	1.38%	1.34%
Allowance to nonaccrual loans	197.51%	182.73%	183.18%	213.18%	206.08%	197.51%	206.08%
Nonaccrual loans to total loans	0.70%	0.75%	0.76%	0.65%	0.65%	0.70%	0.65%
Nonperforming assets to ending loans, plus OREO	0.70%	0.75%	0.76%	0.65%	0.65%	0.70%	0.65%
Nonperforming assets to total assets	0.43%	0.44%	0.48%	0.41%	0.41%	0.43%	0.41%
Classified assets to total assets	1.01%	1.02%	1.11%	1.18%	1.15%	1.01%	1.15%
Net charge-offs to average loans (annualized)	0.20%	0.35%	0.27%	0.18%	0.21%	0.27%	0.28%

(1) Non-GAAP measure. For details on the calculation of these non-GAAP financial measures and a reconciliation to the GAAP financial measure, see the sections titled “Use of Non-GAAP Financial Measures” in this release and “Appendix: Non-GAAP to GAAP Reconciliation” in the accompanying slide presentation.

(2) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 21% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(3) June 30, 2026 regulatory capital ratios are preliminary.

(4) Includes loans held for sale.

FIRST FINANCIAL BANCORP.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended,			Six months ended,
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
Interest income
Loans and leases, including fees	$219,164	$201,460	8.8%	$444,115	$398,623	11.4%
Investment securities
Taxable	53,904	36,243	48.7%	103,395	70,644	46.4%
Tax-exempt	2,472	2,233	10.7%	4,998	4,437	12.6%
Total investment securities interest	56,376	38,476	46.5%	108,393	75,081	44.4%
Other earning assets	5,381	5,964	(9.8)%	10,831	12,615	(14.1)%
Total interest income	280,921	245,900	14.2%	563,339	486,319	15.8%

Interest expense
Deposits	79,250	75,484	5.0%	158,985	154,125	3.2%
Short-term borrowings	4,997	6,393	(21.8)%	10,165	13,938	(27.1)%
Long-term borrowings	6,297	5,754	9.4%	14,202	10,691	32.8%
Total interest expense	90,544	87,631	3.3%	183,352	178,754	2.6%
Net interest income	190,377	158,269	20.3%	379,987	307,565	23.5%
Provision for credit losses-loans and leases	12,933	9,084	42.4%	18,963	18,225	4.0%
Provision for credit losses-unfunded commitments	(4,743)	718	(760.6)%	(2,233)	277	(906.1)%
Net interest income after provision for credit losses	182,187	148,467	22.7%	363,257	289,063	25.7%

Noninterest income
Service charges on deposit accounts	8,896	7,766	14.6%	17,909	15,229	17.6%
Wealth management fees	8,252	7,787	6.0%	18,734	15,924	17.6%
Bankcard income	3,032	3,737	(18.9)%	6,612	7,047	(6.2)%
Client derivative fees	1,443	1,674	(13.8)%	5,453	3,245	68.0%
Foreign exchange income	13,101	13,760	(4.8)%	29,414	26,304	11.8%
Leasing business income	22,750	20,797	9.4%	44,358	39,500	12.3%
Net gains from sales of loans	6,658	6,687	(0.4)%	12,705	11,009	15.4%
Net gain (loss) on investment securities	(337)	243	(238.7)%	(1,597)	(9,706)	(83.5)%
Gain on bargain purchase	3,189	0	100.0%	12,081	0	100.0%
Other	6,807	5,612	21.3%	10,028	10,594	(5.3)%
Total noninterest income	73,791	68,063	8.4%	155,697	119,146	30.7%

Noninterest expenses
Salaries and employee benefits	86,917	74,917	16.0%	186,773	150,155	24.4%
Net occupancy	7,535	5,845	28.9%	15,088	11,864	27.2%
Furniture and equipment	4,310	3,441	25.3%	9,003	7,254	24.1%
Data processing	13,554	9,020	50.3%	26,208	17,779	47.4%
Marketing	3,616	2,737	32.1%	6,268	4,755	31.8%
Professional services	7,387	3,549	108.1%	11,373	6,288	80.9%
Amortization of tax credit investments	669	111	502.7%	1,338	223	500.0%
FDIC assessments	2,878	2,611	10.2%	6,523	5,670	15.0%
Intangible amortization	6,229	2,358	164.2%	12,490	4,717	164.8%
Leasing business expense	14,633	13,155	11.2%	28,762	25,957	10.8%
Other	13,814	10,927	26.4%	27,124	22,085	22.8%
Total noninterest expenses	161,542	128,671	25.5%	330,950	256,747	28.9%
Income before income taxes	94,436	87,859	7.5%	188,004	151,462	24.1%
Income tax expense	17,980	17,863	0.7%	37,103	30,173	23.0%
Net income	$76,456	$69,996	9.2%	$150,901	$121,289	24.4%

ADDITIONAL DATA
Net earnings per share - basic	$0.74	$0.74		$1.45	$1.28
Net earnings per share - diluted	$0.73	$0.73		$1.44	$1.27
Dividends declared per share	$0.25	$0.24		$0.50	$0.48

Return on average assets	1.37%	1.52%		1.36%	1.33%
Return on average shareholders' equity	10.39%	11.16%		10.32%	9.83%

Interest income	$280,921	$245,900	14.2%	$563,339	$486,319	15.8%
Tax equivalent adjustment	1,161	1,246	(6.8)%	2,347	2,459	(4.6)%
Interest income - tax equivalent	282,082	247,146	14.1%	565,686	488,778	15.7%
Interest expense	90,544	87,631	3.3%	183,352	178,754	2.6%
Net interest income - tax equivalent	$191,538	$159,515	20.1%	$382,334	$310,024	23.3%

Net interest margin	3.96%	4.01%		3.96%	3.93%
Net interest margin (fully tax equivalent) (1)	3.98%	4.05%		3.98%	3.96%

Full-time equivalent employees	2,371	2,033

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 21% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	2026
	Second	First	Year to	% Change
	Quarter	Quarter	Date	Linked Qtr.
Interest income
Loans and leases, including fees	$219,164	$224,951	$444,115	(2.6)%
Investment securities
Taxable	53,904	49,491	103,395	8.9%
Tax-exempt	2,472	2,526	4,998	(2.1)%
Total investment securities interest	56,376	52,017	108,393	8.4%
Other earning assets	5,381	5,450	10,831	(1.3)%
Total interest income	280,921	282,418	563,339	(0.5)%

Interest expense
Deposits	79,250	79,735	158,985	(0.6)%
Short-term borrowings	4,997	5,168	10,165	(3.3)%
Long-term borrowings	6,297	7,905	14,202	(20.3)%
Total interest expense	90,544	92,808	183,352	(2.4)%
Net interest income	190,377	189,610	379,987	0.4%
Provision for credit losses-loans and leases	12,933	6,030	18,963	114.5%
Provision for credit losses-unfunded commitments	(4,743)	2,510	(2,233)	(289.0)%
Net interest income after provision for credit losses	182,187	181,070	363,257	0.6%

Noninterest income
Service charges on deposit accounts	8,896	9,013	17,909	(1.3)%
Wealth management fees	8,252	10,482	18,734	(21.3)%
Bankcard income	3,032	3,580	6,612	(15.3)%
Client derivative fees	1,443	4,010	5,453	(64.0)%
Foreign exchange income	13,101	16,313	29,414	(19.7)%
Leasing business income	22,750	21,608	44,358	5.3%
Net gains from sales of loans	6,658	6,047	12,705	10.1%
Net gain (loss) on investment securities	(337)	(1,260)	(1,597)	(73.3)%
Gain on bargain purchase	3,189	8,892	12,081	(64.1)%
Other	6,807	3,221	10,028	111.3%
Total noninterest income	73,791	81,906	155,697	(9.9)%

Noninterest expenses
Salaries and employee benefits	86,917	99,856	186,773	(13.0)%
Net occupancy	7,535	7,553	15,088	(0.2)%
Furniture and equipment	4,310	4,693	9,003	(8.2)%
Data processing	13,554	12,654	26,208	7.1%
Marketing	3,616	2,652	6,268	36.3%
Professional services	7,387	3,986	11,373	85.3%
Amortization of tax credit investments	669	669	1,338	0.0%
FDIC assessments	2,878	3,645	6,523	(21.0)%
Intangible amortization	6,229	6,261	12,490	(0.5)%
Leasing business expense	14,633	14,129	28,762	3.6%
Other	13,814	13,310	27,124	3.8%
Total noninterest expenses	161,542	169,408	330,950	(4.6)%
Income before income taxes	94,436	93,568	188,004	0.9%
Income tax expense	17,980	19,123	37,103	(6.0)%
Net income	$76,456	$74,445	$150,901	2.7%

ADDITIONAL DATA
Net earnings per share - basic	$0.74	$0.72	$1.45
Net earnings per share - diluted	$0.73	$0.71	$1.44
Dividends declared per share	$0.25	$0.25	$0.50

Return on average assets	1.37%	1.34%	1.36%
Return on average shareholders' equity	10.39%	10.24%	10.32%

Interest income	$280,921	$282,418	$563,339	(0.5)%
Tax equivalent adjustment	1,161	1,186	2,347	(2.1)%
Interest income - tax equivalent	282,082	283,604	565,686	(0.5)%
Interest expense	90,544	92,808	183,352	(2.4)%
Net interest income - tax equivalent	$191,538	$190,796	$382,334	0.4%

Net interest margin	3.96%	3.97%	3.96%
Net interest margin (fully tax equivalent) (1)	3.98%	3.99%	3.98%

Full-time equivalent employees	2,371	2,319

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 21% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	2025
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans and leases, including fees	$215,663	$204,865	$201,460	$197,163	$819,151
Investment securities
Taxable	40,971	36,421	36,243	34,401	148,036
Tax-exempt	2,363	2,195	2,233	2,204	8,995
Total investment securities interest	43,334	38,616	38,476	36,605	157,031
Other earning assets	6,334	6,773	5,964	6,651	25,722
Total interest income	265,331	250,254	245,900	240,419	1,001,904

Interest expense
Deposits	78,861	77,766	75,484	78,641	310,752
Short-term borrowings	4,925	5,979	6,393	7,545	24,842
Long-term borrowings	7,550	6,023	5,754	4,937	24,264
Total interest expense	91,336	89,768	87,631	91,123	359,858
Net interest income	173,995	160,486	158,269	149,296	642,046
Provision for credit losses-loans and leases	9,688	8,612	9,084	9,141	36,525
Provision for credit losses-unfunded commitments	412	453	718	(441)	1,142
Net interest income after provision for credit losses	163,895	151,421	148,467	140,596	604,379

Noninterest income
Service charges on deposit accounts	8,308	7,829	7,766	7,463	31,366
Wealth management fees	9,288	7,351	7,787	8,137	32,563
Bankcard income	3,590	3,589	3,737	3,310	14,226
Client derivative fees	2,681	1,876	1,674	1,571	7,802
Foreign exchange income	22,696	16,666	13,760	12,544	65,666
Leasing business income	19,523	20,997	20,797	18,703	80,020
Net gains from sales of loans	7,041	6,835	6,687	4,322	24,885
Net gain (loss) on investment securities	(12,576)	(42)	243	(9,949)	(22,324)
Other	4,216	8,424	5,612	4,982	23,234
Total noninterest income	64,767	73,525	68,063	51,083	257,438

Noninterest expenses
Salaries and employee benefits	85,123	80,607	74,917	75,238	315,885
Net occupancy	6,315	6,003	5,845	6,019	24,182
Furniture and equipment	3,940	3,582	3,441	3,813	14,776
Data processing	10,465	9,591	9,020	8,759	37,835
Marketing	3,056	2,359	2,737	2,018	10,170
Professional services	6,231	2,314	3,549	2,739	14,833
Amortization of tax credit investments	800	112	111	112	1,135
FDIC assessments	2,923	2,611	2,611	3,059	11,204
Intangible amortization	3,927	2,359	2,358	2,359	11,003
Leasing business expense	13,837	13,911	13,155	12,802	53,705
Other	12,914	10,820	10,927	11,158	45,819
Total noninterest expenses	149,531	134,269	128,671	128,076	540,547
Income before income taxes	79,131	90,677	87,859	63,603	321,270
Income tax expense	16,738	18,754	17,863	12,310	65,665
Net income	$62,393	$71,923	$69,996	$51,293	$255,605

ADDITIONAL DATA
Net earnings per share - basic	$0.65	$0.76	$0.74	$0.54	$2.68
Net earnings per share - diluted	$0.64	$0.75	$0.73	$0.54	$2.66
Dividends declared per share	$0.25	$0.25	$0.24	$0.24	$0.98

Return on average assets	1.22%	1.54%	1.52%	1.13%	1.35%
Return on average shareholders' equity	9.18%	11.08%	11.16%	8.46%	9.98%

Interest income	$265,331	$250,254	$245,900	$240,419	$1,001,904
Tax equivalent adjustment	1,227	1,248	1,246	1,213	4,934
Interest income - tax equivalent	266,558	251,502	247,146	241,632	1,006,838
Interest expense	91,336	89,768	87,631	91,123	359,858
Net interest income - tax equivalent	$175,222	$161,734	$159,515	$150,509	$646,980

Net interest margin	3.96%	3.99%	4.01%	3.84%	3.95%
Net interest margin (fully tax equivalent) (1)	3.98%	4.02%	4.05%	3.88%	3.98%

Full-time equivalent employees	2,164	1,986	2,033	2,021

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 21% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	% Change	% Change
	2026	2026	2025	2025	2025	Linked Qtr.	Comp Qtr.
ASSETS
Cash and due from banks	$206,361	$170,641	$178,553	$174,659	$210,187	20.9%	(1.8)%
Interest-bearing deposits with other banks	579,194	1,032,259	597,338	565,080	570,173	(43.9)%	1.6%
Investment securities available-for-sale	4,733,713	4,953,023	3,971,932	3,422,595	3,386,562	(4.4)%	39.8%
Investment securities held-to-maturity	46,067	49,631	58,545	71,595	72,994	(7.2)%	(36.9)%
Other investments	137,755	137,018	129,564	117,120	122,322	0.5%	12.6%
Loans held for sale	33,125	18,280	16,953	21,466	26,504	81.2%	25.0%
Loans and leases
Commercial and industrial	4,842,347	4,693,786	4,632,241	3,838,630	3,927,771	3.2%	23.3%
Lease financing	659,328	649,645	638,527	596,734	587,176	1.5%	12.3%
Construction real estate	599,258	591,080	677,339	627,960	732,777	1.4%	(18.2)%
Commercial real estate	4,548,887	4,473,468	4,384,556	4,048,370	3,961,513	1.7%	14.8%
Residential real estate	1,805,044	1,831,338	1,832,184	1,494,464	1,492,688	(1.4)%	20.9%
Home equity	1,058,175	1,026,839	1,005,204	935,975	903,299	3.1%	17.1%
Installment	156,470	162,314	188,694	109,764	116,598	(3.6)%	34.2%
Credit card	65,405	66,371	65,325	62,654	64,374	(1.5)%	1.6%
Total loans	13,734,914	13,494,841	13,424,070	11,714,551	11,786,196	1.8%	16.5%
Less:
Allowance for credit losses	(189,912)	(183,716)	(186,487)	(161,916)	(158,522)	3.4%	19.8%
Net loans	13,545,002	13,311,125	13,237,583	11,552,635	11,627,674	1.8%	16.5%
Premises and equipment	229,763	228,384	204,760	198,251	197,741	0.6%	16.2%
Operating leases	241,742	220,061	214,003	214,667	217,100	9.9%	11.4%
Goodwill	1,099,936	1,099,543	1,099,524	1,007,656	1,007,656	0.0%	9.2%
Other intangibles	140,705	145,927	118,832	73,797	75,458	(3.6)%	86.5%
Accrued interest and other assets	1,446,316	1,413,923	1,301,792	1,134,985	1,119,884	2.3%	29.1%
Total Assets	$22,439,679	$22,779,815	$21,129,379	$18,554,506	$18,634,255	(1.5)%	20.4%

LIABILITIES
Deposits
Interest-bearing demand	$3,804,301	$3,658,155	$3,360,613	$2,983,132	$3,057,232	4.0%	24.4%
Savings	6,423,986	6,460,546	5,973,532	5,029,097	4,979,124	(0.6)%	29.0%
Time	3,650,043	3,817,268	3,622,227	3,293,707	3,201,711	(4.4)%	14.0%
Total interest-bearing deposits	13,878,330	13,935,969	12,956,372	11,305,936	11,238,067	(0.4)%	23.5%
Noninterest-bearing	3,704,899	3,982,753	3,465,470	3,127,512	3,131,926	(7.0)%	18.3%
Total deposits	17,583,229	17,918,722	16,421,842	14,433,448	14,369,993	(1.9)%	22.4%
FHLB short-term borrowings	570,000	550,000	675,000	550,000	680,000	3.6%	(16.2)%
Other	39,532	70,457	332	45,167	4,699	(43.9)%	741.3%
Total short-term borrowings	609,532	620,457	675,332	595,167	684,699	(1.8)%	(11.0)%
Long-term debt	382,550	380,176	514,052	221,823	344,955	0.6%	10.9%
Total borrowed funds	992,082	1,000,633	1,189,384	816,990	1,029,654	(0.9)%	(3.6)%
Accrued interest and other liabilities	876,880	919,835	748,937	672,213	676,453	(4.7)%	29.6%
Total Liabilities	19,452,191	19,839,190	18,360,163	15,922,651	16,076,100	(2.0)%	21.0%

SHAREHOLDERS' EQUITY
Common stock	1,792,158	1,789,676	1,647,618	1,641,315	1,638,796	0.1%	9.4%
Retained earnings	1,535,765	1,485,573	1,437,286	1,399,577	1,351,674	3.4%	13.6%
Accumulated other comprehensive income (loss)	(223,720)	(217,430)	(189,942)	(223,000)	(246,384)	2.9%	(9.2)%
Treasury stock, at cost	(116,715)	(117,194)	(125,746)	(186,037)	(185,931)	(0.4)%	(37.2)%
Total Shareholders' Equity	2,987,488	2,940,625	2,769,216	2,631,855	2,558,155	1.6%	16.8%
Total Liabilities and Shareholders' Equity	$22,439,679	$22,779,815	$21,129,379	$18,554,506	$18,634,255	(1.5)%	20.4%

FIRST FINANCIAL BANCORP.

AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2026	2026	2025	2025	2025	2026	2025
ASSETS
Cash and due from banks	$182,261	$227,115	$178,403	$165,210	$174,375	$204,564	$169,581
Interest-bearing deposits with other banks	605,647	596,094	647,347	610,074	542,815	600,897	579,112
Investment securities	5,079,730	4,769,261	3,988,846	3,552,014	3,478,921	4,925,353	3,445,443
Loans held for sale	32,458	451,139	32,425	26,366	25,026	240,642	17,660
Loans and leases
Commercial and industrial	4,723,431	4,771,066	4,310,399	3,890,886	3,881,001	4,747,117	3,834,363
Lease financing	646,520	630,204	617,518	592,510	581,091	638,407	583,094
Construction real estate	583,146	643,270	679,884	711,011	784,028	613,042	790,528
Commercial real estate	4,546,901	4,446,231	4,240,042	3,993,549	3,958,730	4,496,844	3,988,306
Residential real estate	1,812,228	1,834,467	1,717,439	1,489,942	1,485,479	1,823,286	1,480,618
Home equity	1,043,805	1,016,080	981,406	919,368	891,761	1,030,019	875,050
Installment	158,760	166,979	164,013	114,058	117,724	162,847	122,432
Credit card	71,790	68,888	69,141	68,375	68,000	70,347	66,921
Total loans	13,586,581	13,577,185	12,779,842	11,779,699	11,767,814	13,581,909	11,741,312
Less:
Allowance for credit losses	(186,331)	(200,745)	(179,275)	(162,417)	(158,170)	(193,498)	(158,188)
Net loans	13,400,250	13,376,440	12,600,567	11,617,282	11,609,644	13,388,411	11,583,124
Premises and equipment	230,343	230,154	202,956	199,167	198,407	230,249	198,701
Operating leases	234,460	215,318	211,091	217,404	212,684	224,942	208,953
Goodwill	1,099,742	1,099,543	1,069,781	1,007,656	1,007,656	1,099,643	1,007,656
Other intangibles	143,403	149,631	104,184	74,448	76,076	146,500	77,142
Accrued interest and other assets	1,383,145	1,345,026	1,220,939	1,096,567	1,093,833	1,364,191	1,106,789
Total Assets	$22,391,439	$22,459,721	$20,256,539	$18,566,188	$18,419,437	$22,425,392	$18,394,161

LIABILITIES
Deposits
Interest-bearing demand	$3,762,177	$3,626,103	$3,276,425	$3,036,296	$3,066,986	$3,694,516	$3,078,691
Savings	6,434,399	6,406,223	5,740,651	5,054,563	5,005,526	6,420,389	4,962,007
Time	3,678,808	3,868,224	3,504,872	3,296,789	3,139,182	3,772,993	3,140,137
Total interest-bearing deposits	13,875,384	13,900,550	12,521,948	11,387,648	11,211,694	13,887,898	11,180,835
Noninterest-bearing	3,811,391	3,745,002	3,436,709	3,124,277	3,143,081	3,778,380	3,117,203
Total deposits	17,686,775	17,645,552	15,958,657	14,511,925	14,354,775	17,666,278	14,298,038
Federal funds purchased and securities sold
under agreements to repurchase	3,351	16,278	2,283	12,434	4,780	9,779	3,425
FHLB short-term borrowings	508,931	538,084	444,511	497,092	532,198	523,427	542,873
Other	0	0	13,891	21,519	26,226	0	62,600
Total short-term borrowings	512,282	554,362	460,685	531,045	563,204	533,206	608,898
Long-term debt	379,354	457,799	387,965	292,301	347,369	418,360	346,806
Total borrowed funds	891,636	1,012,161	848,650	823,346	910,573	951,566	955,704
Accrued interest and other liabilities	861,791	854,423	753,651	655,714	638,342	858,127	653,493
Total Liabilities	19,440,202	19,512,136	17,560,958	15,990,985	15,903,690	19,475,971	15,907,235

SHAREHOLDERS' EQUITY
Common stock	1,790,690	1,795,255	1,644,923	1,639,986	1,637,782	1,792,960	1,639,390
Retained earnings	1,499,207	1,448,012	1,406,388	1,369,069	1,322,168	1,473,751	1,302,344
Accumulated other comprehensive loss	(221,515)	(173,065)	(209,767)	(247,746)	(257,873)	(197,424)	(266,423)
Treasury stock, at cost	(117,145)	(122,617)	(145,963)	(186,106)	(186,330)	(119,866)	(188,385)
Total Shareholders' Equity	2,951,237	2,947,585	2,695,581	2,575,203	2,515,747	2,949,421	2,486,926
Total Liabilities and Shareholders' Equity	$22,391,439	$22,459,721	$20,256,539	$18,566,188	$18,419,437	$22,425,392	$18,394,161

FIRST FINANCIAL BANCORP.

NET INTEREST MARGIN RATE/VOLUME ANALYSIS

(Dollars in thousands)

(Unaudited)

	Quarterly Averages									Year-to-Date Averages
	June 30, 2026			March 31, 2026			June 30, 2025			June 30, 2026		June 30, 2025
	Balance	Interest	Yield	Balance	Interest	Yield	Balance	Interest	Yield	Balance	Yield	Balance	Yield
Earning assets
Investments:
Investment securities	$5,079,730	$56,376	4.45%	$4,769,261	$52,017	4.42%	$3,478,921	$38,476	4.44%	$4,925,353	4.44%	$3,445,443	4.39%
Interest-bearing deposits with other banks	605,647	5,381	3.56%	596,094	5,450	3.71%	542,815	5,964	4.41%	600,897	3.63%	579,112	4.39%
Gross loans (1)	13,619,039	219,164	6.45%	14,028,324	224,951	6.50%	11,792,840	201,460	6.85%	13,822,551	6.48%	11,758,972	6.84%
Total earning assets	19,304,416	280,921	5.84%	19,393,679	282,418	5.91%	15,814,576	245,900	6.24%	19,348,801	5.87%	15,783,527	6.21%

Nonearning assets
Allowance for credit losses	(186,331)			(200,745)			(158,170)			(193,498)		(158,188)
Cash and due from banks	182,261			227,115			174,375			204,564		169,581
Accrued interest and other assets	3,091,093			3,039,672			2,588,656			3,065,525		2,599,241
Total assets	$22,391,439			$22,459,721			$18,419,437			$22,425,392		$18,394,161

Interest-bearing liabilities
Deposits:
Interest-bearing demand	$3,762,177	$14,288	1.52%	$3,626,103	$13,281	1.49%	$3,066,986	$14,139	1.85%	$3,694,516	1.50%	$3,078,691	1.92%
Savings	6,434,399	33,405	2.08%	6,406,223	32,480	2.06%	5,005,526	29,942	2.40%	6,420,389	2.07%	4,962,007	2.45%
Time	3,678,808	31,557	3.44%	3,868,224	33,974	3.56%	3,139,182	31,403	4.01%	3,772,993	3.50%	3,140,137	4.14%
Total interest-bearing deposits	13,875,384	79,250	2.29%	13,900,550	79,735	2.33%	11,211,694	75,484	2.70%	13,887,898	2.31%	11,180,835	2.78%
Borrowed funds
Short-term borrowings	512,282	4,997	3.91%	554,362	5,168	3.78%	563,204	6,393	4.55%	533,206	3.84%	608,898	4.62%
Long-term debt	379,354	6,297	6.66%	457,799	7,905	7.00%	347,369	5,754	6.64%	418,360	6.85%	346,806	6.22%
Total borrowed funds	891,636	11,294	5.08%	1,012,161	13,073	5.24%	910,573	12,147	5.35%	951,566	5.16%	955,704	5.20%
Total interest-bearing liabilities	14,767,020	90,544	2.46%	14,912,711	92,808	2.52%	12,122,267	87,631	2.90%	14,839,464	2.49%	12,136,539	2.97%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	3,811,391			3,745,002			3,143,081			3,778,380		3,117,203
Other liabilities	861,791			854,423			638,342			858,127		653,493
Shareholders' equity	2,951,237			2,947,585			2,515,747			2,949,421		2,486,926
Total liabilities& shareholders' equity	$22,391,439			$22,459,721			$18,419,437			$22,425,392		$18,394,161

Net interest income	$190,377			$189,610			$158,269			$379,987		$307,565
Net interest spread			3.38%			3.39%			3.34%		3.38%		3.24%
Net interest margin			3.96%			3.97%			4.01%		3.96%		3.93%

Tax equivalent adjustment			0.02%			0.02%			0.04%		0.02%		0.03%
Net interest margin (fully tax equivalent)			3.98%			3.99%			4.05%		3.98%		3.96%

(1) Loans held for sale and nonaccrual loans are included in gross loans.

FIRST FINANCIAL BANCORP.

NET INTEREST MARGIN RATE/VOLUME ANALYSIS  (1)

(Dollars in thousands)

(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$332	$4,027	$4,359	$134	$17,766	$17,900	$743	$32,569	$33,312
Interest-bearing deposits with other banks	(212)	143	(69)	(1,141)	558	(583)	(2,177)	393	(1,784)
Gross loans (2)	(1,681)	(4,106)	(5,787)	(11,684)	29,388	17,704	(20,810)	66,302	45,492
Total earning assets	(1,561)	64	(1,497)	(12,691)	47,712	35,021	(22,244)	99,264	77,020

Interest-bearing liabilities
Total interest-bearing deposits	$(1,214)	$729	$(485)	$(11,448)	$15,214	$3,766	$(26,130)	$30,990	$4,860
Borrowed funds
Short-term borrowings	180	(351)	(171)	(899)	(497)	(1,396)	(2,330)	(1,443)	(3,773)
Long-term debt	(389)	(1,219)	(1,608)	12	531	543	1,082	2,429	3,511
Total borrowed funds	(209)	(1,570)	(1,779)	(887)	34	(853)	(1,248)	986	(262)
Total interest-bearing liabilities	(1,423)	(841)	(2,264)	(12,335)	15,248	2,913	(27,378)	31,976	4,598
Net interest income (1)	$(138)	$905	$767	$(356)	$32,464	$32,108	$5,134	$67,288	$72,422

(1) Not tax equivalent.

(2) Loans held for sale and nonaccrual loans are included in gross loans.

FIRST FINANCIAL BANCORP.

CREDIT QUALITY

(Dollars in thousands)

(Unaudited)

	Three Months Ended,					Six months ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
	2026	2026	2025	2025	2025	2026	2025
ALLOWANCE FOR CREDIT LOSS ACTIVITY
Balance at beginning of period	$183,716	$186,487	$161,916	$158,522	$155,482	$186,487	$156,791
Initial allowance on purchased loans	0	2,829	23,652	0	0	2,829	0
Provision for credit losses	12,933	6,030	9,688	8,612	9,084	18,963	18,225
Gross charge-offs
Commercial and industrial	2,437	10,788	6,636	2,165	4,996	13,225	13,174
Lease financing	1,314	43	918	298	606	1,357	2,060
Construction real estate	0	0	0	245	0	0	0
Commercial real estate	2,484	29	433	3,105	0	2,513	0
Residential real estate	84	127	151	0	16	211	16
Home equity	262	119	95	92	100	381	186
Installment	1,034	1,058	1,197	1,194	1,120	2,092	2,441
Credit card	704	496	729	577	489	1,200	963
Total gross charge-offs	8,319	12,660	10,159	7,676	7,327	20,979	18,840
Recoveries
Commercial and industrial	463	100	264	202	290	563	485
Lease financing	114	23	201	291	11	137	40
Construction real estate	0	0	0	0	0	0	0
Commercial real estate	8	28	5	1,138	70	36	94
Residential real estate	18	30	13	58	42	48	66
Home equity	157	116	117	94	74	273	218
Installment	660	598	682	609	716	1,258	1,279
Credit card	162	135	108	66	80	297	164
Total recoveries	1,582	1,030	1,390	2,458	1,283	2,612	2,346
Total net charge-offs	6,737	11,630	8,769	5,218	6,044	18,367	16,494
Ending allowance for credit losses	$189,912	$183,716	$186,487	$161,916	$158,522	$189,912	$158,522

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial and industrial	0.17%	0.91%	0.59%	0.20%	0.49%	0.54%	0.67%
Lease financing	0.74%	0.01%	0.46%	0.00%	0.41%	0.39%	0.70%
Construction real estate	0.00%	0.00%	0.00%	0.14%	0.00%	0.00%	0.00%
Commercial real estate	0.22%	0.00%	0.04%	0.20%	(0.01)%	0.11%	0.00%
Residential real estate	0.01%	0.02%	0.03%	(0.02)%	(0.01)%	0.02%	(0.01)%
Home equity	0.04%	0.00%	(0.01)%	0.00%	0.01%	0.02%	(0.01)%
Installment	0.94%	1.12%	1.25%	2.03%	1.38%	1.03%	1.91%
Credit card	3.03%	2.13%	3.56%	2.97%	2.41%	2.59%	2.41%
Total net charge-offs	0.20%	0.35%	0.27%	0.18%	0.21%	0.27%	0.28%

COMPONENTS OF NONACCRUAL LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial and industrial	$20,305	$22,576	$27,461	$23,832	$24,489	$20,305	$24,489
Lease financing	7,558	5,857	5,660	5,885	6,243	7,558	6,243
Construction real estate	698	715	1,120	1,120	1,365	698	1,365
Commercial real estate	44,404	49,481	45,590	24,443	23,905	44,404	23,905
Residential real estate	18,260	17,439	18,302	16,452	16,995	18,260	16,995
Home equity	4,095	3,687	2,927	3,567	3,226	4,095	3,226
Installment	832	786	748	652	701	832	701
Total nonaccrual loans	96,152	100,541	101,808	75,951	76,924	96,152	76,924
Other real estate owned (OREO)	174	238	184	111	204	174	204
Total nonperforming assets	96,326	100,779	101,992	76,062	77,128	96,326	77,128
Accruing loans past due 90 days or more	650	1,366	411	592	714	650	714
Total underperforming assets	$96,976	$102,145	$102,403	$76,654	$77,842	$96,976	$77,842
Total classified assets	$226,826	$232,368	$235,451	$218,794	$214,346	$226,826	$214,346

CREDIT QUALITY RATIOS
Allowance for credit losses to
Nonaccrual loans	197.51%	182.73%	183.18%	213.18%	206.08%	197.51%	206.08%
Total ending loans	1.38%	1.36%	1.39%	1.38%	1.34%	1.38%	1.34%
Nonaccrual loans to total loans	0.70%	0.75%	0.76%	0.65%	0.65%	0.70%	0.65%
Nonperforming assets to
Ending loans, plus OREO	0.70%	0.75%	0.76%	0.65%	0.65%	0.70%	0.65%
Total assets	0.43%	0.44%	0.48%	0.41%	0.41%	0.43%	0.41%
Classified assets to total assets	1.01%	1.02%	1.11%	1.18%	1.15%	1.01%	1.15%

FIRST FINANCIAL BANCORP.

CAPITAL ADEQUACY

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended,					Six months ended,
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
	2026	2026	2025	2025	2025	2026	2025
PER COMMON SHARE
Market Price
High	$33.90	$31.16	$26.98	$26.79	$25.19	$33.90	$29.04
Low	$28.06	$25.09	$23.26	$23.55	$22.05	$25.09	$22.05
Close	$33.83	$27.88	$25.02	$25.25	$24.26	$33.83	$24.26

Average shares outstanding - basic	103,938,322	103,705,269	96,724,148	94,889,341	94,860,428	103,822,439	94,753,700
Average shares outstanding - diluted	104,936,741	104,615,405	97,593,800	95,753,798	95,741,696	104,776,961	95,633,579
Ending shares outstanding	104,956,458	104,932,829	98,521,726	95,757,250	95,760,617	104,956,458	95,760,617

Total shareholders' equity	$2,987,488	$2,940,625	$2,769,216	$2,631,855	$2,558,155	$2,987,488	$2,558,155

REGULATORY CAPITAL	Preliminary					Preliminary
Common equity tier 1 capital	$2,029,668	$1,970,561	$1,798,266	$1,828,843	$1,776,038	$2,029,668	$1,776,038
Common equity tier 1 capital ratio	12.33%	12.22%	11.32%	12.91%	12.57%	12.33%	12.57%
Tier 1 capital	$2,075,286	$2,016,070	$1,843,672	$1,874,191	$1,821,316	$2,075,286	$1,821,316
Tier 1 ratio	12.61%	12.50%	11.60%	13.23%	12.89%	12.61%	12.89%
Total capital	$2,591,169	$2,531,334	$2,457,377	$2,170,546	$2,116,180	$2,591,169	$2,116,180
Total capital ratio	15.75%	15.70%	15.46%	15.32%	14.98%	15.75%	14.98%
Total capital in excess of minimum requirement	$863,256	$837,959	$788,889	$683,018	$632,563	$863,256	$632,563
Total risk-weighted assets	$16,456,311	$16,127,377	$15,890,363	$14,166,935	$14,129,683	$16,456,311	$14,129,683
Leverage ratio	9.66%	9.39%	9.53%	10.50%	10.28%	9.66%	10.28%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	13.31%	12.91%	13.11%	14.18%	13.73%	13.31%	13.73%
Ending tangible shareholders' equity to ending tangible assets (1)	8.24%	7.87%	7.79%	8.87%	8.40%	8.24%	8.40%
Average shareholders' equity to average assets	13.18%	13.12%	13.31%	13.87%	13.66%	13.15%	13.52%
Average tangible shareholders' equity to average tangible assets (1)	8.08%	8.01%	7.97%	8.54%	8.26%	8.04%	8.10%

REPURCHASE PROGRAM (2)
Shares repurchased	0	0	0	0	0	0	0
Average share repurchase price	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total cost of shares repurchased	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1) Non-GAAP measure.  For details on the calculation of these non-GAAP financial measures and a reconciliation to the GAAP financial measure, see the sections titled “Use of Non-GAAP Financial Measures” in this release and “Appendix: Non-GAAP to GAAP Reconciliation” in the accompanying slide presentation.

(2) Represents share repurchases as part of publicly announced plans.

N/A = Not applicable